Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.03

Tonix Pharmaceuticals Added to Russell 2000® and Russell 3000® Indexes

CHATHAM, N.J., June 28, 2021 – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, today announced that Tonix was added to the broad-market Russell 3000® index and the small-cap Russell 2000® Index, effective after the U.S. market opens today, June 28, 2021, as part of the annual reconstitution of the Russell stock indexes.

"Tonix is pleased to be included in the Russell indexes which reflects our positive achievements and growth over the past year," stated Seth Lederman, M.D., President and Chief Executive Officer of Tonix. "These indexes are widely followed and we look forward to a broader awareness of our Company as a result of this inclusion.”

Annual reconstitution of the Russell indexes captures the 4,000 largest U.S. stocks as of May 7, 2021, ranking them by total market capitalization. Membership in the U.S. all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000® Index, as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes1. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and Russell 2000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

1Source: FTSE Russell

Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing small molecules and biologics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is primarily composed of central nervous system (CNS) and immunology product candidates. The Company’s CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead CNS candidate, TNX-102 SL1, is in mid-Phase 3 development for the management of fibromyalgia, with positive data from the Phase 3 RELIEF study reported in December 2020. The Company expects interim data from the second Phase 3 study, RALLY, in the third quarter of 2021 and topline data in the first quarter of 2022. Tonix’s immunology portfolio includes vaccines to prevent infectious diseases and biologics to address immunosuppression, cancer, and autoimmune diseases. Tonix’s lead vaccine candidate, TNX-18002, is a live replicating vaccine based on the horsepox viral vector platform to protect against COVID-19, primarily by eliciting a T cell response. Tonix reported positive efficacy data from animal studies of TNX-1800 in the first quarter of 2021. TNX-8012, live horsepox virus vaccine for percutaneous administration, is in development to protect against smallpox and monkeypox.

1TNX-102 SL is an investigational new drug and has not been approved for any indication.

2TNX-1800 and TNX-801 are investigational new biologics and have not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, inclusion in the Russell indexes, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval, and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2021, and periodic reports filed with the SEC on or after the date thereof. All Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 904-8182

Olipriya Das, Ph.D. (media)

Russo Partners

Olipriya.Das@russopartnersllc.com

(646) 942-5588

Peter Vozzo (investors)

Westwicke/ICR

peter.vozzo@westwicke.com

(443) 213-0505